                                                                  EXHIBIT 99.2


                          [KB HOME LOGO] PRESS RELEASE


FOR RELEASE FRIDAY, FEBRUARY 2, 2001     FOR FURTHER INFORMATION CONTACT:
------------------------------------     -------------------------------
5:30 a.m. PST                            Mary McCarthy
                                         (310) 231-4033 or mmccarthy@kbhome.com
                                                           --------------------


                 KB HOME RELEASES PRELIMINARY JANUARY NET ORDERS

     LOS ANGELES (FEBRUARY 2, 2001) - KB Home (NYSE: KBH) today released preliminary unit net orders for the month of January 2001:


                                  January 2001             January 01/00
                                 Unit Net Orders           Unit % Change
                               -------------------      --------------------
      West Coast                       311                     -21.9%
      Southwest                        579                      29.5%
      Central                          663                      21.7%
      --------------------     ------------------       --------------------
            TOTAL U.S.               1,553                      11.7%

     France                            150                       9.5%
      --------------------     ------------------       --------------------
            TOTAL                    1,703                      11.5%
      ====================     ==================       ====================


     KB Home is one of America's premier homebuilders, with domestic operating divisions in the following regions and states: West Coast-- California; Southwest-- Arizona, Nevada and New Mexico; and Central-- Colorado and Texas. Kaufman & Broad S.A., the Company's majority-owned subsidiary, is one of the largest homebuilders in France. In fiscal 2000, the Company delivered homes to 22,847 families in the United States and France. It also operates a full-service mortgage company for the convenience of its buyers. Founded in 1957, KB Home is a Fortune 500 Company listed on the New York Stock Exchange under the ticker symbol "KBH." For more information about any of KB Home's new home communities, call 1-800-34-HOMES or visit the Company's web site at www.kbhome.com.

================================================================================
Except for the historical information contained herein, certain matters discussed in this press release are "forward-looking statements" as defined in the Private securities Litigation Reform Act of 1995, including any statements concerning future financial performance, business and prospects, and future Company actions and their expected results. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, changes in general economic conditions, material prices, labor costs, interest rates, the secondary market for loans, consumer confidence, competition, currency exchange rates (insofar as they affect the Company's operations in France), environmental factors, government regulations affecting the Company's operations, the availability and cost of land in desirable areas, unanticipated violations of Company policy, unanticipated legal proceedings, and conditions in the capital, credit and homebuilding markets. See the Company's Annual Report on Form 10-K and its Annual Report to Shareholders for the year ended November 30, 1999 and its other filings for a further discussion of these and other risks and uncertainties applicable to the Company's business.

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